Exhibit 4.1

iSHARES® DELAWARE TRUST SPONSOR LLC,

as Sponsor

and

BLACKROCK INSTITUTIONAL TRUST COMPANY, N.A.

as Trustee

First Amendment to

First Amended and Restated Trust Agreement

iShares® Diversified Alternatives Trust

Dated as of April 25, 2013

TABLE OF CONTENTS

		Page
FIRST AMENDMENT TO FIRST AMENDED AND RESTATED TRUST AGREEMENT		1

ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION		1

Section 1.1.	Definitions	1

Section 1.2.	Rules of Construction	1

ARTICLE 2 AMENDMENTS TO THE TRUST AGREEMENT		2

Section 2.1.	Text of the Amendments	2

ARTICLE 3 MISCELLANEOUS		2

Section 3.1.	Counterparts	2

Section 3.2.	Third-Party Beneficiaries	2

Section 3.3.	Severability	2

Section 3.5.	Governing Law	2

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FIRST AMENDMENT TO FIRST AMENDED AND RESTATED TRUST AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to the First Amended and Restated Trust Agreement dated as of September 24, 2009 is entered into on April 25, 2013, by and between iSHARES® DELAWARE TRUST SPONSOR LLC, a Delaware limited liability company, in its capacity as Sponsor, and BLACKROCK INSTITUTIONAL TRUST COMPANY, N.A., a national banking association in its capacity as Trustee.

W I T N E S S E T H:

WHEREAS the “iShares® Diversified Alternatives Trust”, a business trust created under the laws of the State of Delaware, is governed by the provisions of the First Amended and Restated Trust Agreement dated as of September 24, 2009 (the “Trust Agreement”); and

WHEREAS the parties hereto wish to amend the Trust Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions . Except as otherwise specified in this Amendment, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Trust Agreement.

Section 1.2. Rules of Construction . Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States;

(iii) “or” is not exclusive;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Amendment as a whole and not to any particular Article, Section or other subdivision;

(v) “including” means including without limitation; and

(vi) words in the singular include the plural and words in the plural include the singular.

ARTICLE 2

AMENDMENTS TO THE TRUST AGREEMENT

Section 2.1. Text of the Amendments . Section 6.2(b) of the Trust Agreement is hereby amended to read in full as follows:

“(b) On and after the dissolution of the Trust, the Trustee shall, in accordance with Section 3808(e) of the Act, wind up the business and affairs of the Trust. Subject to the payment or the reasonable provision of such payment by the Trustee of the claims and obligations of the Trust as required by Section 3808(e) of the Act, the Registered Owners will be entitled to delivery to them of the amount of Trust Property represented by their Shares as hereinafter provided. The Trustee shall not accept any Purchase Order or Redemption Order after the date of dissolution. If any Shares remain outstanding after the date of dissolution of the Trust, the Trustee thereafter shall (i) discontinue the registration of transfers of Shares; (ii) continue to collect distributions pertaining to Trust Property and hold the proceeds thereof uninvested, without liability for interest; and (iii) pay pursuant to Section 3808(e) of the Act the Trust’s expenses, and may sell Trust Property as necessary to meet those expenses. After the dissolution of the Trust, the Trustee shall sell or otherwise liquidate the Trust Property then held under this Trust Agreement and, after complying with Section 3808(e) of the Act and deducting any fees, expenses, taxes or other governmental charges payable by the Trust and any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Trust Agreement and any applicable taxes or other governmental charges, promptly distribute the net proceeds from such sale to the Registered Owners. After making such distribution, the Trust and this Trust Agreement shall terminate and the Trustee shall execute and cause a certificate of cancellation of the Certificate of Trust to be filed in accordance with the Act and notify the Delaware Trustee of such filing. After making such filing, the Trustee and the Delaware Trustee shall be discharged from all obligations under this Trust Agreement.”

ARTICLE 3

MISCELLANEOUS

Section 3.1. Counterparts . This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Copies of this Amendment shall be filed with the Trustee and shall be open to inspection by any Registered Owner during the Trustee’s business hours.

Section 3.2. Third-Party Beneficiaries . This Amendment is for the exclusive benefit of the parties hereto, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

Section 3.3. Severability . In case any one or more of the provisions contained in this Amendment should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Amendment shall in no way be affected, prejudiced or disturbed thereby.

Section 3.4. Governing Law . This Amendment shall be interpreted under, and all rights and duties under this Amendment shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of Delaware.

IN WITNESS WHEREOF, iSHARES® DELAWARE TRUST SPONSOR LLC. and BLACKROCK INSTITUTIONAL TRUST COMPANY, N.A. have duly executed this First Amendment to the Trust Agreement as of the day and year first set forth above.

iSHARES DELAWARE TRUST SPONSOR LLC., as Sponsor

By:	/s/ Patrick Dunne
Name:	Patrick Dunne
Title:	Managing Director

BLACKROCK INSTITUTIONAL TRUST COMPANY, N.A. as Trustee

By:	/s/ Patrick Dunne
Name:	Patrick Dunne
Title:	Managing Director